Offer Summary: Stephen J. Boyle (“Executive”) Certain capitalized terms used in this Term Sheet have the meanings set forth in Schedule A
March 25, 2015

Name:	Stephen J. Boyle
Position:	EVP Finance, effective July 1, 2015 EVP, Chief Financial Officer (including Treasury/ALM), effective October 1, 2015
Effective Date:	July 1, 2015
TDA FY 2015 Target Compensation:	$1,750,000 • Base Salary: $400,000 • MIP Cash Incentive: $675,000 • MIP Equity Incentive: $675,000
Divestiture of TDBG Equity, Buyout and Outstanding Holding Summary:	One-Time RSU Award: $3,000,000 • 3 year cliff vested RSUs to be granted October 2015
	Unvested Performance Shares (1,2)	CAD $2,000,000 (USD $1,800,000)	Forfeited and included in one-time RSU award
	Unvested Stock Options (2,3)	CAD $926,500 (USD $750,000)	Forfeited and included in one-time RSU award
	Vested Stock Options (3)	CAD $932,000	Remain outstanding and exercisable per the terms of the existing grant agreements
	Deferred Share Units	CAD $1,300,000	Lump sum to be distributed in 2015 as break in service triggered • Per Plan provisions, lump sum distribution to occur approximately 3 months after separation
	TD Banknorth SERP	USD $207,000	Lump sum to be distributed in 11-2016 as scheduled • Later of 55 (11-2016) or 6 months following separation
	TD Banknorth Deferred Compensation Plan	USD $5,700,000	Lump sum to be distributed in 2016 as break in service triggered • Per Plan provisions, lump sum distribution to occur approximately 6 months after separation

Monthly Housing Allowance:	For a one bedroom work apartment. Reimbursements grossed-up for taxes at TD Ameritrade’s expense
Vacation:	200 hours of Paid Time Off annually to accrue in accordance with TD Ameritrade PTO Accrual Schedule
Share Ownership Guidelines:	5 times base salary ($2,000,000)
Retirement Programs:	TD Ameritrade 401(k) and Profit Sharing Plan
Health and Welfare Plans:	TD Ameritrade Benefits Plan coverage • Annual executive physical
Deferred Compensation Plan:	TD Ameritrade Executive Deferred Compensation Plan • Permits MIP cash and equity incentive to be deferred into AMTD stock

TD Ameritrade Service Date:	February 18, 1997 • 18 years of service with TD Bank Group recognized as if it were TD Ameritrade service
Termination / Change-In-Control:
In the event of (i) termination by the Company without Cause; (ii) or termination in connection with a Change of Control, Mr. Boyle will be entitled to severance benefits as follows, subject to execution of Separation and Release of Claims Agreement:
•    4 weeks of base salary for each completed year of service up to a maximum of 104 weeks (2 years)
•    4 weeks of target cash incentive for each completed year of service up to a maximum of 104 weeks (2 years)
•    Pro-rata vesting of all outstanding RSUs in the event of (i), or immediate full vesting in the event of (ii)
•    COBRA coverage for 18 months; employer portion of premiums paid by TD Ameritrade for first 12 months

If the Company reasonably determines that Code Section 409A will result in the imposition of additional tax to an earlier payment of any severance or other benefits otherwise due to Executive on or within the 6 month period following Executive’s termination, the severance benefits will accrue during such 6 month period and will become payable in a lump sum payment on the date 6 months and 1 day following the date of Executive’s termination. All subsequent payments, if any, will be payable as provided above. Any severance payments will be subject to applicable withholdings.

Other Agreements:	All terms of the Associate Agreement dated March 25, 2015 by and between Executive and TD Ameritrade are hereby incorporated by reference.

Continuing Obligations:	Executive to remain bound by obligations of Non-Competition and Non-Solicitation for the 24 month period following termination of employment for any reason.

Nothing herein is intended to alter the “at-will” nature of Executive’s employment. However, as described in this Offer Summary, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment.

AGREED AND ACCEPTED:	Stephen J. Boyle	Fred Tomczyk
President & CEO

	/s/ STEPHEN J. BOYLE	/s/ FRED TOMCZYK

	Date	Date

	March 25, 2015	March 25, 2015

* All amounts in USD unless otherwise noted

1)	Unvested performance shares assume a performance factor of 100% and a TD Bank share price of CAD $54.63. Outstanding PSUs cliff vest after 3 years

2)	Fx Rate: USD $1.00 = CAD $1.25

3)	Stock options shown using In-the-Money valuation and a TD Bank share price of CAD $54.63. Outstanding stock options cliff vest after 4 years

Schedule A

CERTAIN DEFINITIONS

As used in this Term Sheet, and unless the context requires a different meaning, the following terms, when capitalized, have the meaning indicated:

“Base Salary” means Executive’s annual rate of base salary during the Term.

“Cause” means (i) the failure by Executive to substantially perform his duties, other than due to illness, injury or disability, which failure continues for ten days following receipt of notice from the Company specifying such failure; (ii) the willful engaging by the Executive in conduct which is materially injurious to the Company, monetarily or otherwise; (iii) misconduct involving serious moral turpitude to the extent that in the reasonable judgment of the Company, Executive’s credibility or reputation no longer conforms to the standard of the Company’s executives; or (iv) Executive’s breach of any restrictive covenants to which he is subject.

“Change in Control” means the occurrence of any of the following events:

(i)    A change in the ownership of the Company. A change in the ownership of the Company will occur on the date that any one person, or more than one person acting as a group, acquires ownership of the Stock of the Company that, together with the Stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the Stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional Stock by any one person, or more than one person acting as a group, who is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the Stock of the Company shall not be considered a Change of Control; or

(ii)    A change in the effective control of the Company. A change in the effective control of the Company shall occur on the date that: (1) the Board determines, in its sole and absolute discretion, that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of the Stock of the Company possessing up to fifty percent (50%) or more of the total voting power of the Stock of the Company, in each case whether such acquisition is by means of a tender offer, exchange offer, merger, business combination or otherwise; or (2) a majority of members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election. For purposes of this subsection (ii), if any one person, or more than one person acting as a group, is considered to effectively control the Company, the acquisition of additional control of the Company by the same person or persons shall not be considered a Change of Control; or

(iii)    A change in the ownership of a substantial portion of the Company’s assets. A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following shall not constitute a change in the ownership of a substantial portion of the Company’s assets: (1) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer; or (2) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s Stock; (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (C) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding Stock of the Company; or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Additionally, for purposes of this Section 2.1(f), notwithstanding any public disclosure to the contrary, TD and the R Parties (as such terms are defined in the Stockholders Agreement) together will not be considered to have formed a group solely as a result of being parties or bound by the Stockholders Agreement and any future actions, agreements or arrangements between TD and the R Parties outside of the rights and obligations set forth in the Stockholders Agreement shall be taken into account when considering whether TD and the R Parties shall have formed a group in the future.

A “Change of Control” shall not be deemed to have occurred if the Company’s outstanding Shares or substantially all of the Company’s assets are purchased by TD Bank Group.

“Code” mean the Internal Revenue Code of 1986, as amended.

“Company” means TD Ameritrade Holding Corp. or any of its wholly-owned subsidiaries.

Forfeiture Events. The Administrator may specify in an award agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, fraud, breach of a fiduciary duty, restatement of financial statements as a result of fraud or willful errors or omissions, termination of employment for cause, violation of material Company and/or Subsidiary policies, breach of non-competition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries.

“Good Reason” means (i) Executive no longer reports to CEO; (ii) Executive is no longer a member of the Senior Operating Committee and is not offered a position in any replacement committee of an equal level of responsibility; provided that, in either event at the Company’s discretion, the Executive remains employed for a minimum of three months from the date of notice of termination for Good Reason and assists in an orderly transition of duties.

“In Connection with a Change of Control” means a termination of Executive’s employment with the Company within 12 months following a Change of Control.

“Non-Competition” means that, for a period of 24 months following termination of Executive’s employment for any reason, Executive will not (without the Company’s express consent) engage or participate in any business within the United States (as an owner, partner, stockholder, holder of any other equity interest, or financially as an investor or lender, or in any capacity calling for the rendition of personal services or acts of management, operation or control) which is engaged in any activities and for any business competitive with any of the primary businesses conducted by the Company or any of its Affiliates. The term “primary businesses” is defined as an on-line brokerage business, including active trader and long term investor client segments, and RIA custodial business, and also includes any such other business formally proposed to be conducted by the Company during the 24 month period prior to Executive’s date of termination (collectively a “Competitive Business”). Provided that this restriction will not restrict Executive from being employed by or consulting with a business, firm, corporation, partnership or other entity that owns or operates an on-line brokerage, provided that (i) the on-line brokerage business is de minimus as compared to its core business in terms of revenue and/or resources, and (ii) Executive’s involvement with the company excludes, directly or indirectly, the on-line brokerage business during the 24 month non-competition period.

“Non-Disclosure of Confidential Information”, “Rights to Work Product” and “Non-Solicitation” shall have the meanings set forth in the Associate agreement.

“Stock” means the common stock of the Company, or in the case of certain Stock Appreciation Rights or Performance Units, the cash equivalent thereof.

“Stockholders Agreement” means the certain Stockholders Agreement among Ameritrade Holding Corporation, the stockholders listed on Exhibit A thereto and The Toronto-Dominion Bank dated as of June 22, 2005, as amended.

In the event that any provisions of this Schedule should ever be deemed to exceed the time, geographic or occupational limitations permitted by applicable laws, then such provisions will and are hereby reformed to the maximum time, geographic or occupational limitations permitted by applicable law

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